UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	333-126087	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information in this Report set forth under Item 2.01 regarding the acquisition of a property and under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of a property is incorporated herein by reference.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 5, 2006, KBS Real Estate Investment Trust, Inc. (the “Registrant”), through an indirect wholly owned subsidiary, KBS 825 University Avenue, LLC (the “Owner”), purchased a one and two story corporate research building containing approximately 166,574 rentable square feet (the “825 University Building”) from CFRI/Doherty University Avenue, L.L.C. (the “Seller”), which is not affiliated with the Registrant or its advisor. The purchase and sale agreement for the acquisition of the 825 University Building was assigned to the Owner from the Registrant’s external advisor, KBS Capital Advisors LLC, on December 1, 2006 for no consideration. The 825 University Building is located on an approximate 18.8-acre parcel of land at 825 University Avenue in Norwood, Massachusetts.

The purchase price of the 825 University Building was $28,800,000.00 plus closing costs. The acquisition was funded from a $19,000,000 fixed rate loan secured by the 825 University Building, a $5,600,000 mezzanine loan secured by a 100% equity interest in the Owner and proceeds from the Registrant’s initial public offering.

The 825 University Building was fully renovated between 2004 and 2006 and is currently 100% leased to Instron Corporation (approximately 66.2%) and LTX Corporation (approximately 33.8%). Instron Corporation, a division of Illinois Tool Works, is a premier maker of instruments, systems and software used to test the mechanical properties and performance of ceramics, composites, metals, plastics, rubber and textiles. LTX corporation has been designing, developing and marketing advanced test solutions for the semiconductor industry for 30 years.

The current aggregate annual base rent for the tenants of the 825 University Building is approximately $2.1 million. As of December 2006, the current weighted-average remaining lease term for the current tenants of the 825 University Building is approximately 8.67 years. The Instron Corporation lease expires in March 2015, and the average annual rental rate for the Instron Corporation lease over the remaining lease term is $12.86 per square foot. Instron Corporation has the right, at its option, to extend the initial term of its lease for two additional five-year periods. The LTX Corporation lease expires in June 2016, and the average annual rental rate for the LTX Corporation lease over the remaining lease term is $15.39 per square foot. LTX Corporation has the right, at its option, to extend the initial term of its lease for two additional five-year periods.

The Registrant does not intend to make significant renovations or improvements to the 825 University Building. Management of the Registrant believes that the 825 University Building is adequately insured.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF REGISTRANT

In connection with the acquisition of the 825 University Building, the Owner obtained a $19,000,000 fixed rate mortgage loan from a financial institution. The loan matures on December 6, 2013 and bears interest at a fixed rate of 5.591% per annum. Monthly installments on the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. The Owner has the right to defease the entire loan (but not prepay) upon the later to occur of: (a) the forty-second payment date and (b) two years after the “start up day” of the REMIC trust established by the lender. This loan is secured by the 825 University Building.

Also in connection with the acquisition of the 825 University Building, an indirect wholly-owned subsidiary of the Registrant obtained a $5,600,000 mezzanine loan from a financial institution secured by a 100% equity interest in the Owner. This loan matures on December 6, 2007 and bears interest at a variable rate. The interest rate for the first full eight months is 30-day LIBOR plus 150 basis points and for the next four months is 30-day LIBOR plus 250 to 350 basis points depending upon the outstanding balance of the debt. Monthly installments related to the loan are interest-only and the entire principal amount is due on the maturity date, assuming no prior principal prepayment. The full, prompt and complete payment of the mezzanine loan when due is guaranteed by the Registrant’s operating partnership, KBS Limited Partnership, with respect to certain “bad boy” acts. The mezzanine loan may be prepaid in whole and in part without payment of any prepayment premium, except that interest through the next payment date must be paid.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before February 16, 2007, by amendment to this Form 8-K.

(b) Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: December 7, 2006	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer